Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Form S-8 of W&T Offshore, Inc. to be filed on or about August 7, 2017, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on March 2, 2017, of information from our reserves report with respect to the reserves of W&T Offshore, Inc. dated January 19, 2017, and entitled "Estimates of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located Onshore Texas; in State Waters Offshore Alabama, Louisiana, and Texas; and in Federal Waters in the Gulf of Mexico as of December 31, 2016", and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2012, 2013, 2014, and 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:/s/ C. H. (Scott) Rees III, P.E.

C.H. (Scott) Rees III, P.E.

Chairman and Chief Executive Officer

Dallas, Texas

August 7, 2017